Exhibit 10.3

EXECUTION COPY

LEAK-OUT AGREEMENT

THIS Leak-out Agreement (this “Agreement”), made as of this 19th day of May, 2021 (the “Effective Date”), by and among the individuals and entities who have signed a form of page 7 of this Agreement below (each a “Signature Page”, each signatory a “Shareholder” and collectively, the “Shareholders”) and NaturalShrimp, Incorporated, a Nevada corporation (“NSI” or the “Company”).

W I T N E S S E TH:

WHEREAS, each Shareholder has been allocated and holds that number of shares of the Company’s common stock as are set forth next to his, her or its signature on the Signature Page pursuant to the Patent Purchase Agreement (the “PPA”) between F&T Water Solutions, LLC and the Company (the “Shares”).

WHEREAS, the parties hereto desire to enter into this Agreement upon the terms and conditions contained hereinafter to set forth conditions pursuant to which the Member may transfer and sell all or a part of the Shares.

WHEREAS, the parties agree that this Agreement shall govern the transfer and/or sale of all Shares of the Company acquired by the Shareholders pursuant to the PPA and they agree to be bound by the terms and conditions set forth herein;

WHEREAS, the parties agree that the terms and conditions set forth herein shall not apply to any shares or interests in the Company owned by the Shareholders that were acquired in a manner not directly or indirectly related to the PPA between F&T Water Solutions, LLC and the Company (the “Non-PPA Shares”) provided however that F&T will provide notice of any such intended sale of any Non-PPA Shares to NSI prior to the sale of such Non-PPA Shares.

NOW, THEREFORE, in consideration of the mutual premises set forth herein, $10 and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each Shareholder, the parties hereto hereby agree as follows.

1.         Trading Period. Each Shareholder hereby agrees that:

1.1       No Shares shall be sold or subject to any transfer for six (6) months from the Closing Date, May 19th , 2021 (the “Lock-Up Period). Upon the expiration of the Lock-Up Period, each Shareholder may sell, as set forth herein, up to one-sixth (1/6) of their Shares (the “Leak-Out Restriction”) every thirty (30) day period occurring thereafter for the next six (6) months (the “Leak-Out Period”). After one year from the Closing Date, there shall be no further restrictions regarding the sale and/or transfer of the Shares.

1.2         During the Leak-Out Period:

(1) Shareholder will not sell any Shares in the first or last 30 minutes of any trading day.

(2) Shareholder will trade the Shares in multiple trades and not have the allocated monthly volume be placed as a single order placed on a trading desk as block trade in the last hour and 30 minutes of the trading day. The individual trading will be done on a “dripped procedure” relative to the daily trading volume. An exemption to this requirement will be if a trade is placed early in the day and the volume “vanishes” at the end of the trading day.

The obligations and restrictions of the Shareholder as set forth in Sections 1.1 and 1.2 are defined as the “Trading Restrictions”.

1.3        “Transfer” means the direct or indirect, offer for sale, sale, pledge, hypothecation, transfer, assignment or other disposition of (or to enter into any transaction or device that is designed to, or could be expected to, result in the sale, pledge, hypothecation, transfer, assignment or other disposition at any time) (including, without limitation, by operation of law), or the entry into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of the Shares, whether any such transaction is to be settled by delivery of Shares or other securities, in cash or otherwise. This includes private transfers to any beneficial owner. For the sake of clarity, and without limiting any other provision of this Agreement, the Shareholder agrees and confirms that a distribution of any Shares to such Shareholder’s security holders, shareholders, members, or other owners, directly or indirectly, and by the operation of law or otherwise, shall be deemed a Transfer hereunder, and shall be prohibited by the terms of this Agreement. Notwithstanding and without waiving the above limitations, the Company agrees and acknowledges that the transfer and or initial distribution of the Shares to F&T Water Solutions, LLC members through instructions to the Company’s transfer agent shall not violate this provision under the Agreement. Additionally, private transfers from the Shareholders to their members or shareholders within thirty (30) days of this Agreement shall not violate this provision as long as such recipients agree and acknowledge to be bound by the terms, conditions and limitations set forth herein.

1.4         Any attempted Transfer of Shares by any Shareholder which is not in compliance with this Agreement or which is in violation of the terms of this Agreement shall be void ab initio.

2.     Representations and Warranties of Each Shareholder. Each Shareholder individually, and not jointly or severally, represents, warrants and agrees that:

2.1.  The Shareholder is the sole record and beneficial owner of the Shares and has good and marketable title to all of the Shares. Shareholder has sole managerial and dispositive authority with respect to the Shares and has not granted any person a proxy or option to buy the Shares that has not expired or been validly withdrawn.

2.2.   The Shares and any certificate evidencing such Shares and/or any book-entry notation representing the Shares, may, at the request of the Company, be stamped or otherwise imprinted or noted with a conspicuous legend in substantially the following form:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE RESTRICTED AND SUBJECT TO THE TERMS OF THAT CERTAIN LOCK-UP AND LEAK OUT AGREEMENT) BETWEEN CERTAIN SHAREHOLDERS OF THE COMPANY, INCLUDING THE HOLDER, AND THE COMPANY, DATED AS OF MAY __, 2021. A COPY OF THE LOCK-UP AGREEMENT MAY BE INSPECTED AT THE PRINCIPAL OFFICE OF THE COMPANY.”

2.3     Beginning on November 5, 2021, and each month thereafter for a period of six (6) months the Shareholders of F&T Water Solutions, LLC shall have Shares released to it by the Company through the Transfer Agent in an amount equal to one-sixth (1/6) of the total Shares delivered by the Company to F&T Water Solutions, LLC pursuant to the asset purchase. The Company shall provide the Transfer Agent the necessary approval so that the Shares can be released pursuant to the schedule set forth herein.

3.           Right to Reject Dispositions. In furtherance of the foregoing, the Company and its Transfer Agent are hereby authorized (i) to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Agreement and (ii) to imprint on any certificate representing Shares beneficially owned by a Shareholder (or any book-entry relating to such Shares) with a legend describing the restrictions contained herein.

4.           Power and Authority. Each party hereto respectively represents and warrants that such party has full power and authority to enter into this Agreement and that, upon request of the Company, each Shareholder will execute any additional documents necessary in connection with the enforcement hereof.

5.           No Assignment; Binding Nature. No party may assign this Agreement in whole or in part, without the written consent of the other parties. This Agreement shall be binding upon the parties and their respective successors and permitted assigns.

6.           Inspection of Records. On the first of each month all Shareholders shall produce their prior month’s trading records of NSI Shares subject to this Agreement for inspection for all brokerage accounts. Failure to timely produce such trading records shall be a violation of this Trading Agreement and the Company may in its sole discretion cause the transfer agent to suspend further transfers and the Company may seek injunctive relief to stop sales of any shares held in a trading account.

7.         To the extent that a member of F&T Water Solutions, LLC is a limited liability company and receives Shares pursuant to the PPA, the manager of such limited liability company will ensure compliance with this Agreement from each of its members who is entitled to receive a portion of the Shares prior to distribution of any Shares to such members.

8.
Miscellaneous.

8.1         Severability of Invalid Provision. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

8.2      Entire Agreement of the Parties. The Agreement constitutes the entire agreement of the parties regarding the matters contemplated herein, or related thereto, and supersedes all prior and contemporaneous agreements, and understandings of the parties in connection therewith. No covenant, representations, or conditions, which are not expressed in the Agreement shall affect, or be effective to interpret, change, or restrict, the express provisions of this Agreement.

8.3        Further Assurances. All parties agree that, from time to time, each of them will take such other action and to execute, acknowledge and deliver such contracts or other documents as may be reasonably requested and necessary or appropriate to carry out the purposes and intent of this Agreement.

8.4       Specific Performance. The parties agree that the covenants and obligations contained in this Agreement relate to special, unique and extraordinary matters and that a violation of any of the terms hereof or thereof would cause irreparable injury in an amount which would be impossible to estimate or determine and for which any remedy at law would be inadequate. As such, the parties agree that if either party fails or refuses to fulfill any of its obligations under this Agreement, then the other party shall have the remedy of specific performance, which remedy shall be cumulative and nonexclusive and shall be in addition to any other rights and remedies otherwise available under any other contract or at law or in equity and to which such party might be entitled. The Shareholder therefore agrees that, in the event of any such breach or threatened breach of this Agreement or the terms and conditions hereof by the Shareholder, the Company shall be entitled, in addition to all other available remedies, to an injunction restraining any breach or threatened breach, without the necessity of showing economic loss and without any bond or other security being required.

8.5      Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED, INTERPRETED AND ENFORCED ACCORDING TO, THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS PROVISIONS THEREOF AND SHALL BE BINDING UPON THE PARTIES HERETO AND THEIR RESPECTIVE SUCCESSORS AND ASSIGNS. Any judicial proceeding brought by or any party regarding any dispute arising out of this Agreement or any matter related hereto may be brought in the courts of the State of Texas, or in the United States District Court for the State of Texas and, by execution and delivery of this Agreement, each party hereby submits to the jurisdiction of such courts.

8.6      Construction. When used in this Agreement, unless a contrary intention appears: (i) a term has the meaning assigned to it; (ii) “or” is not exclusive; (iii) “including” means including without limitation; (iv) words in the singular include the plural and words in the plural include the singular, and words importing the masculine gender include the feminine and neuter genders; (v) any agreement, instrument or statute defined or referred to herein or in any instrument or certificate delivered in connection herewith means such agreement, instrument or statute as from time to time amended, modified or supplemented and includes (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein; (vi) the words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision hereof; (vii) references contained herein to Article, Section, Schedule and Exhibit, as applicable, are references to Articles, Sections, Schedules and Exhibits in this Agreement unless otherwise specified; (viii) references to “writing” include printing, typing, lithography and other means of reproducing words in a visible form, including, but not limited to email; (ix) references to “dollars”, “Dollars” or “$” in this Agreement shall mean United States dollars; (x) reference to a particular statute, regulation or law means such statute, regulation or law as amended or otherwise modified from time to time; (xi) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein); (xii) unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”; (xiii) references to “days” shall mean calendar days; and (xiv) the paragraph headings contained in this Agreement are for convenience only, and shall in no manner be construed as part of this Agreement.

8.7     Counterparts, Effect of Facsimile, Emailed and Photocopied Signatures. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in one or more counterparts, all of which shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, ..tif, .gif, .jpeg or similar attachment to electronic mail (email) or downloaded from a website or data room (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party, each other party shall re-execute the original form of this Agreement and deliver such form to all other parties. No party shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

IN WITNESS WHEREOF, parties have caused this Agreement to be signed and delivered by their duly authorized representatives as of the date first set forth above.

THE COMPANY: NATURALSHRIMP INCORPORATED By: /s/Gerald Easterling Its: President
Printed Name: Gerald Easterling
F&T WATER SOLUTIONS, LLC
/s/Mark George Its: Managing Partner Printed Name: Mark George